INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (a) Registration Statement No. 333-85657 on Form S-8, Registration Statement No. 33-57131 on Form S-8, Registration Statement No. 33-62968 on Form S-8, Registration Statement No. 33-33958 on Form S-8 and Registration Statement No. 33-20069 on Form S-8 pertaining to the Moog Inc. Savings and Stock Ownership Plan, (b) Registration Statement No. 333-73439 on Form S-8 pertaining to the Moog Inc. 1998 Stock Option Plan, (c) Registration Statement No. 333-107586 on Form S-3 of Moog Inc. and in the related prospectus, and (d) Registration Statement No. 333-111107 on form S-8 pertaining to the Moog Inc. 2003 Stock Option Plan of our report dated December 5, 2003, related to the financial statements of Poly-Scientific (A Unit of Northrop Grumman Corporation) for the year ended December 31, 2002 appearing in this Current Report on Form 8-K of Moog Inc.

DELOITTE & TOUCHE LLP
Los Angeles, California
December 12, 2003